Exhibit 3.1

ARTICLES OF INCORPORATION

NATIONAL HEADHUNTERS, INC

1.	The name of the Corporation shall be National Headhunters, Inc.
2.	The registered agent of this Corporation shall be as follows:
Acorn Corporate Services. Inc. 3885 South Decatur Blvd. Las Vegas, Nevada 89103
3.	The number of shares in which this Corporation shall be authorized to issue shall be 200,000 shares of common stock, with a par value of $.001 per share,

4.	The first Board of Directors of this Corporation shall consist of two members whose names and addresses are as follows:

Cary Daniel	James Windmiller
5614 Quivera	5614 Quivera
Lenexa, Kansas 66215	Lenexa, Kansas 66215
5.	The name and address of the incorporator of this Corporation shall be as follows:
Acorn Corporate Services. Inc 3885 South Decatur Blvd. Las Vegas, Nevada 89103

/s/ J. Scott Scheuerman, Pres.    On behalf of,
Acorn Corporate Services, Inc., Incorporator

By: J. Scott Scheuerman, President

I,  Acorn Corporate Services, Inc., hereby accept appointment as Resident Agent for the above named corporation.

/s/ J. Scott Scheuerman, Pres.	May 30, 2001
Signature of Registered Agent	Date
On Behalf of Acorn Corporate Services, Inc.